Exhibit 8.1
List of Subsidiaries of the Registrant

Proportion of Ownership Interest
Name of Subsidiary	Jurisdiction of Incorporation	Owned by China Life

China Life Asset Management Company Limited	The People’s Republic of China	60% (directly)

China Life Franklin Asset Management Company Limited (1)	Hong Kong	50%(2) (indirectly through affiliate)

China Life Pension Company Limited (2)	The People’s Republic of China	92.2%(3) (directly and indirectly through affiliate)

(1)	Formerly known as China Life Asset Management (Hong Kong) Company Limited

(2)	AMC, which is 60% owned by us, owns 50%

(3)	We own 87.4% and AMC, which is 60% owned by us, owns 4.8%